Exhibit 4.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SOFTNET SYSTEMS, INC.

Under Section 805 of the Business Corporation Law of the State of New York

     THE UNDERSIGNED, Johann Oosthuizen and Mark Phillips, being the President and Secretary of Softnet Systems, Inc. (the "Corporation") hereby certify that:

Article 1. The name of the Corporation is Softnet Systems, Inc. (the "Corporation"), originally known as Tensor Electric Development Co., Inc.

Article 2. The Certificate of Incorporation was filed by the Department of State on the 12th day of December, 1956.

Article 3. The Certificate of Incorporation is amended to establish the designations, powers, preferences and rights of the Series A Convertible Preferred Stock. To effect the foregoing, Article Third of the Certificate of Incorporation is hereby amended by adding the following provisions to the end of Article Third:


I.  Designation and Amount

     The designation of this series, which consists of 5,000 shares of Preferred Stock, is Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

II.  Rank

     The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively, with the Common Stock, "Junior Securities");
(iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

III.  Dividends

          The Series A Preferred Stock shall bear dividends which will accrue cumulatively at a rate of 5% per annum and shall be payable quarterly, at the Corporation's option, in cash or in additional shares of Series A Preferred Stock and may be entitled to additional distributions, pursuant to the terms of
Article VI(C)(4) and (5) hereof. In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities, without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class.

IV.  Liquidation Preference

          A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

          B. At the option of any holder of Series A Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute an amount equal to 118% of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock owned by such holder in accordance with and subject to the terms of this Article IV or (ii) be treated pursuant to Article VI.C(3) hereof. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

          C. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of
(i) the Stated Value thereof, plus (ii) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of such share and ending on the date of final distribution to the holder thereof (pro rated for any portion of such period) minus any dividends that have accrued and been paid in cash or in stock in respect of such share of Series A Preferred Stock. The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Amendment of the Certificate of Incorporation filed in respect thereof.

V. Redemption

          A. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

               (i) The Corporation fails to issue shares of Common Stock to any holder of Series A Preferred Stock upon exercise by such holder of its conversion rights in accordance with the terms of this Certificate of AmendmentIncorporation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of
Article VI.F below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to a holder upon conversion of the Series A Preferred Stock as and when required by this Certificate of Incorporation or the Registration Rights Agreement, dated as of December 31, 1997, by and between the Corporation and any other signatory thereto (the "Registration Rights Agreement"), fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of AmendmentIncorporation, the Securities Purchase Agreement dated as of December 31, 1997, by and between the Corporation and any other signatory thereto (the "Purchase Agreement") or the Registration Rights Agreement, or fails to fulfill its obligations pursuant to Section 4 of the Purchase Agreement (or makes any statement that it does not intend to honor the obligations described in this paragraph) and any such failure set forth above in this paragraph shall continue uncured (or any statement not to honor its obligations shall not be rescinded) for ten (10) business days;

               (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration Rights Agreement) prior to June 30, 1998 or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) (a "Sale Restriction Day") for more than forty-fivethirty (3045) consecutive days or seventy-five sixty (7560) days in any twelve (12) month period after such Registration Statement becomes effective;

               (iii) The Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation; or

               (v) The Common Stock is suspended from trading on any of, or is not listed for trading on at least one of the American Stock Exchange ("AMEX"), the New York Stock Exchange or the Nasdaq National Market for an aggregate of at least ten (10) days in any twelve (12) month period, then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of one or more holders of then outstanding shares of Series A Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the Corporation shall purchase such holder's or all holders' shares of Series A Preferred Stock for an amount per share equal to the greater of (1) 118% multiplied by the sum of (a) the Stated Value of the shares to be redeemed, plus (b) an amount equal to five percent (5%) per annum of such Stated Value as reduced by any cash or stock dividends paid through the date of payment of the Mandatory Redemption Amount for the period beginning on the date of issuance of such shares and ending on the date of payment of the Mandatory Redemption Amount (as defined below) (the "Mandatory Redemption Date") and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares in accordance with Article VI below (treating the Trading Day (as defined in Article VI.B below) immediately preceding the Mandatory Redemption Date as the "Conversion Date" (as hereinafter defined) unless the Mandatory Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date, and deeming the two consecutive Trading Days in the Pricing Period (as hereinafter defined) preceding the Mandatory Redemption Date that maximize the number of shares of Common Stock issuable for purposes of this proviso as the Market Price Days (as hereinafter defined), multiplied by (b) the Closing Price (as hereinafter defined) for the Common Stock on such Conversion Date (the greater of such amounts being referred to as the "Mandatory Redemption Amount"). Notwithstanding the foregoing, any holder of Series A Preferred who does not sign the Mandatory Redemption Notice shall retain such holder's shares of Series A Preferred Stock, the rights of which shall continue to be governed by the terms of this Certificate of Incorporation. The Corporation shall notify all holders promptly of the receipt by the Corporation of a Mandatory Redemption Notice from any holder.

          In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series A Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series A Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

          B. If the Series A Preferred Stock ceases to be convertible as a result of the limitations described in the second paragraph of Article VI.A below (a "19.99% Event"), and the Corporation (i) has not obtained approval of the issuance of the Conversion Shares by the requisite vote of the holders of the then-outstanding Common Stock, (ii)has not prior to, or within thirty (30) days after, the date that such 19.99% Event arises received other permission pursuant to the rules of AMEX allowing the Corporation to resume issuances of Conversion Shares, or (iii) is no longer governed by a rule promulgated by a stock exchange, Nasdaq or other applicable body prohibiting the issuance of Common Stock upon conversion of the Series A Preferred Stock in excess of 19.99% of the Outstanding Common Amount. then, with respect to any Conversion Shares issuable after the occurrence of the 19.99% Event, the Corporation shall pay cash to the holder submitting the Notice of Conversion that includes such Conversion Shares, in an amount equal to the product of (a) the number of Conversion Shares issuable in accordance with such Notice of Conversion, but which cannot be issued as a result of the 19.99% Event, multiplied by (b) the Closing Price for the Common Stock on the Conversion Date. Upon the occurrence of a 19.99% Event, a Notice shall be delivered promptly to the holders of Series A Preferred Stock at their registered address appearing on the records of the Corporation and shall state that 19.99% of the Outstanding Common Amount (as defined in Article VI.A below) has been issued upon exercise of the Series A Preferred Stock. All cash payments arising out of a 19.99% Event shall be paid within three (3) business days of the Conversion Date.


          C.   Redemption at the Option of the Corporation

               (i) The Corporation shall have the right to redeem the Series A Preferred Stock on the following terms and conditions on any day after the first anniversary of the date of original issuance of the Series A Preferred Stock.

               (ii) In the case of a redemption under this Article V.C, the redemption price per share of Series A Preferred Stock shall be the greater of
(i) 130% of the Stated Value, or (ii) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares in accordance with Article VI below (treating the Trading Day (as defined in Article VI.B below) immediately preceding the Optional Redemption Date (as defined below) as the "Conversion Date" (as hereinafter defined) and deeming the two consecutive Trading Days in the Pricing Period (as hereinafter defined) preceding the Optional Redemption Date that maximize the number of shares of Common Stock issuable for purposes of this proviso as the Market Price Days (as hereinafter defined)), multiplied by (b) the Closing Price (as hereinafter defined) for the Common Stock on such Conversion Date (the greater of such amounts being referred to as the "Optional Redemption Amount").

               (iii) The Corporation shall effect each such redemption by giving notice (the "Optional Redemption Notice") of its election to redeem, by facsimile with a copy by overnight or 2-day courier, no less than 10 business days prior to the redemption date (the "Optional Redemption Date"). The Corporation may elect to redeem some, but not all, of the Series A Preferred Stock, but in no event less than $1,500,000 per redemption. If the Corporation elects to redeem some, but not all, of the Series A Preferred Stock, the Corporation shall redeem a pro-rata amount from among all the Series A Preferred Stock holders. The Optional Redemption Notice shall indicate whether the Corporation will redeem all or part of the Series A Preferred Stock and the Optional Redemption Date. The holders of the Series A Preferred Stock shall have the right to convert their Series A Preferred Stock until 12:00 midnight, New York time, on the Trading Day preceding the Optional Redemption Date.

               (iv) The Corporation shall not be entitled to send an Optional Redemption Notice unless it has (x) the full amount of the redemption price (assuming that the Optional Redemption Amount equals 130% of the Stated Value for all of the shares of Series A Preferred Stock to be redeemed), in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the redemption price (as calculated above), with a bank or similar financial institution on the date the Optional Redemption Notice is sent. If the Corporation has met the requirements of the preceding sentence, and a holder has not submitted his Series A Preferred Stock for redemption as required by this Article V.C by the Optional Redemption Date, the Corporation may pay the Optional Redemption Price and cancel the Series A Preferred Stock subject to the Optional Redemption Notice, and such redeemed Series A Preferred Stock shall be of no further validity, force or effect. The Optional Redemption Price shall be paid within three (3) business days after the Optional Redemption Date.


VI.  Conversion at the Option of the Holder

          A. Each holder of shares of Series A Preferred Stock may, at its option in accordance with the terms hereof, upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into Common Stock as follows (an "Optional Conversion") on or after the first to occur of (a) the listing on AMEX (or on such other national securities exchange or automated quotation system upon which the Common Stock is listed) of the Common Stock into which the Series A Preferred Stock is then convertible or (b) 10 business days after the issuance of such Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (a) the Stated Value thereof, plus, (b) the Premium Amount (as defined below), by (2) the then effective Conversion Price (as defined below); provided, however, that, unless the holder delivers a waiver in accordance with the immediately following sentence, in no event shall a holder of shares of Series A Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock or unexercised portion of warrants or any other securities containing analogous limitations) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause
(x) of such proviso, and (ii) a holder may waive the limitations set forth therein by written notice to the Corporation upon not less than sixty-one (61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period)); or (iii) is no longer governed by a rule promulgated by a stock exchange, Nasdaq or other applicable body prohibiting the issuance of Common Stock upon conversion of the Series A Preferred Stock in excess of 19.99% of the Outstanding Common Amount. The "Premium Amount" for each share of Series A Preferred Stock means the product of the Stated Value, multiplied by .05, multiplied by (N/365), minus any dividends that have accrued and been paid in cash or in stock in respect of such share of Series A Preferred Stock, where "N" equals the number of days elapsed from the date of issuance of the Series A Preferred Stock to and including the Conversion Date (as defined in Article VI.B. below).

     Notwithstanding anything to the contrary contained herein, if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Series A Preferred Stock equals 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series A Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of this Article VI and Article VII below, unless the Corporation (i) has obtained approval of the issuance of the Series A Preferred Stock by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock, or (ii) shall have otherwise obtained permission to allow such issuances from AMEX; or (iii) is no longer governed by a rule promulgated by a stock exchange, Nasdaq or other applicable body prohibiting the issuance of Common Stock upon conversion of the Series A Preferred Stock in excess of 19.99% of the Outstanding Common Amount without shareholder approval. For purposes of this paragraph, "Outstanding Common Amount" shall be determined in accordance with the rules of AMEX, as may be in effect from time to time. The maximum number of shares of Common Stock issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the "Maximum Share Amount." With respect to each holder of Series A Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof determined in accordance with Article X below. In the event that the Corporation obtains stockholder approval, the approval of AMEX or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be instead, references to the greater New Maximum Share Amount. In the event that stockholder approval is not obtained, there are insufficient reserved or authorized shares or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the holder may grant an extension to obtain a sufficient reserved or authorized amount of shares or of the period for obtaining effectiveness of such registration statement. In the event that (a) the aggregate number of shares of Common Stock issued pursuant to the outstanding Series A Preferred Stock represents at least twenty percent (20%) of the Maximum Share Amount and (b) the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of Series A Preferred Stock plus (y) the aggregate number of shares of Common Stock that remains issuable upon conversion of Series A Preferred Stock, together in each case with any shares of Common Stock that are integrated with the Conversion Shares for purposes of the rules of AMEX, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Mandatory Redemption Date.

     B.   1.   Subject to subparagraph (b) and (c) and Article VI.C below, the
"Conversion Price" shall be the lesser of (i) the Market Price (as defined herein) (the "Variable Conversion Price") and (ii) the Fixed Conversion Price. "Market Price" shall mean the average of the closing bid prices of the Common Stock on AMEX, or on the principal securities exchange or other market on which the Common Stock is then being traded (in each case, as reported by Bloomberg), for any two (2) consecutive Trading Days (as defined herein) (the "Market Price Days") in the 20 Trading Day period (the "Pricing Period") ending one (1) Trading Day prior to the date (the "Conversion Date") the Notice of Conversion (as defined in Section VI.E) is sent by a holder to the Corporation via facsimile. "Trading Day" shall mean any day on which the Common Stock is traded for any period on AMEX, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. The converting holder shall designate the "Market Price Days" on the Conversion Date, from the Trading Days comprising the Pricing Period and such selection shall be indicated in the Notice of Conversion. The "Fixed Conversion Price" shall equal $8.28.

          2. Notwithstanding anything contained in subparagraph (1) of this Paragraph B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged and the stockholders of the Corporation prior to the date of such consolidation or merger continue to own at least 51% of the surviving or continuing corporation) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer (as such term is used in the Exchange Act) to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of
(x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (1) of this Article VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (2) has been made, six (6) Trading Days after the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (2) to become operative, or the date on which the proposed transaction or tender offer has been consummated.

          3. In the event that (i) the Corporation fails to obtain effectiveness with the SEC of the Registration Statement prior to 90 days (or 120 days if the Company is advised by the SEC that it is not eligible to use form S-3 and is thus required to use Form S-1) following the issuance of the Series A Preferred Stock, or (ii) such Registration Statement lapses in effect, or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "Prospectus") included therein in accordance with the Registration Rights Agreement or otherwise, after such Registration Statement becomes effective, then the Pricing Period shall be comprised of, (a) in the case of an event described in clause (i), the twenty (20) Trading Days preceding the 90th day (or the 120th day if the Company is advised by the SEC that it is not eligible to use form S-3 and is thus required to use Form S-1) following the issuance of the Series A Preferred Stock plus all Trading Days through and including the third Trading Day following the date of effectiveness of the Registration Statement; and (b) in the case of an event described in clause (ii), the twenty (20) Trading Days preceding the date on which the holders are first notified or otherwise first reasonably determine based on the information available that sales may not be made under the Prospectus, plus all Trading Days through and including the third Trading Day following the date on which the holders of Series A Preferred Stock are notified or otherwise first reasonably determine based on the information available that such sales may again be made under the Prospectus.

     C. The Conversion Price shall be subject to adjustment from time to time as follows:

          1. Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the transfer agent and the conversion agent for the Series A Preferred Stock (the "Transfer Agent") of such change on or before the effective date thereof.

          2. Adjustment to Variable Conversion Price. If at any time when Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for the entire Pricing Period immediately preceding the Conversion Date. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

          3. Adjustment Due to Merger, Consolidation, Etc. Subject to Article IV.B, if, at any time when Series A Preferred Stock is issued and outstanding and prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted in full (without regard to any limitations on conversion contained herein) immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series A Preferred Stock. The Corporation shall not effect any transaction described in this subsection
(3) unless (i) it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock) and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection (3). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

          4. Adjustment Due to Distribution. Subject to Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

          5. Purchase Rights. Subject to Article III, if at any time when any Series A Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

          6. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI.C. the Corporation, at its expense, shall make available to the holders the information necessary to determine such adjustment or readjustment. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

     D. For purposes of Article VI.C(1) and (2) above, "Market Price," which shall be measured as of the record date in respect of the rights offering means
(i) the average of the last reported sale prices for the shares of Common Stock as reported by AMEX, as applicable, for the twenty (20) Trading Days immediately preceding such date, or (ii) if AMEX is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation, or (b) at the option of two-thirds (2/3) of the holders, of the outstanding Series A Preferred Stock by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

     E. In order to convert Series A Preferred Stock into full shares of Common Stock, a holder of Series A Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation on the Conversion Date) at the office of the Corporation or the Transfer Agent that the holder elects to convert the same, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price, the Market Price Days, and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to 12:00 Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and (ii) surrender the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, until eitheruntileither the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (1) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (2) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

          1. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

          2. Delivery of Common Stock Upon Conversion. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within three (3) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (1) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $500 per day in cash for each day beyond the three (3) day grace period following the Delivery Period that the Corporation fails to deliver Common Stock issuable upon surrender of shares of Series A Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock. Such cash amount shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be payable in Common Stock in accordance with the terms of this Article VI.

     In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and subject to the limitations contained in
Article VI.A. and to the holder's compliance with the provisions in this Article VI.E., the Corporation shall use its best efforts to cause the Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

          3. No Fractional Shares. If any conversion of Series A Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, of the Series A Preferred Stock shall be the next higher number of shares.

          4. Conversion Date. The "Conversion Date" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation or the Transfer Agent before 12:00 Midnight, New York City time, on the Conversion Date. Subject to Article VI.G, the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series A Preferred Stock shall survive to the extent the corporation fails to deliver such securities.

     F. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock.

     If at any time a holder of shares of Series A Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion, in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion Date), the number of shares of Common Stock which are available to effect such conversion up to such holder's pro rata share of the Reserved Amount, as determined in accordance with Article X. The number of shares of Series A Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following a Conversion Default. In addition, the Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series A Preferred Stock through the Authorization Date (as defined below), multiplied by (c) the Excess Amount on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (d) .24, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series A Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

          1. In the event the holder elects to receive such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

          2. In the event the holder elects to receive such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares).

     Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).


     G. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Incorporation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series A Preferred Stock to the holder or, if such shares of Series A Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series A Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to receive Conversion Default Payments pursuant to Article VI.F. to the extent required thereby for such Conversion Default and any subsequent Conversion Default).

VII.  Automatic Conversion

          So long as the Registration Statement is then effective or sales can otherwise be made without volume restrictions under the Securities Act by the holders of the Series A Preferred Stock and there is not then a continuing Mandatory Redemption Event, each share of Series A Preferred Stock issued and outstanding on December 31, 2000 (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VI hereof (the "Automatic Conversion"); provided, however, that the Automatic Conversion Date shall be extended by the number of Sale Restriction Days which exceed a total of thirty (30) days. The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.


VIII.  Voting Rights

          The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Business Corporation Law of the State of New York ("BCL"), in this Article VIII, and in Article IX below.

          Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

          To the extent that under the BCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the BCL) shall constitute the approval of such action by the class. To the extent that under the BCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the BCL.

IX.  Protective Provisions

          So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the BCL) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

               (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock;

               (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");

               (c) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");

               (d) increase the authorized number of shares of Series A Preferred Stock; or

               (e) do any act or thing not authorized or contemplated by this Certificate of Incorporation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Incorporation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

X.  Pro Rata Allocations

          The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock then held by each holder relative to the total aggregate number of shares of Series A Preferred Stock then outstanding.
Article 4. This Certificate of Amendment was authorized and approved by the Board of Directors of the Corporation at a meeting held on December 30, 1997 and thereby duly adopted in accordance with the provisions of the Business Corporation Law of the State of New York.



     IN WITNESS WHEREOF, this certificate has been subscribed to this 30th day of December, 1997 by the undersigned, who affirm that the statements made herein are true under penalties of perjury.



                              /s/ A.J.R. Oosthuizen
                                  A.J.R. Oosthuizen
                                  President and C.E.O.

                              /s/ Mark A. Phillips
                                  Mark A. Phillips
                                  Treasurer and Secretary

[SEAL]

Attest: /s/ Nola A. Prevost
     Name:  Nola A. Prevost
     Title:  Executive Assistant



NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series A Preferred Stock)

          The undersigned hereby irrevocably elects to convert ______ shares of Series A Preferred Stock, represented by stock certificate No(s). __________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Softnet Systems, Inc. (the "Corporation") according to the conditions of the Certificate of Amendment of Series A Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

          The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.


               Date of Conversion:___________________________

               Applicable Conversion Price:____________________

               Number of Shares of
               Common Stock to be Issued:_____________________

               Signature:____________________________________

               Name:_______________________________________

               Address:______________________________________

*The Corporation is not required to issue shares of Common Stock until the original Series A Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Amendment for the number of business days such issuance and delivery is late.



                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SOFTNET SYSTEMS, INC.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                      * * *


     WE, THE UNDERSIGNED, John I. Jellinek and Alfred J. Ziegler, being respectively the President and the Secretary of SoftNet Systems, Inc. hereby certify:

     FIRST. The name of the corporation is SoftNet Systems, Inc., originally known as Tensor Electric Development Co., Inc.

     SECOND. The certificate of incorporation of said corporation was filed by the Department of State on the 12th day of December, 1956.

     THIRD. Article THIRD of the Certificate of Incorporation is hereby amended to increase the number of authorized common shares by 15,000,000 shares by changing the first sentence of Article THIRD to read as follows:

          "THIRD: The aggregate number of shares which the Corporation shall have authority to issue is 29,000,000 shares, of which 25,000,000 shares shall be common stock, par value $.01 per share, and 4,000,000 shares shall be Preferred Stock, par value $.10 par share."

     FOURTH. The amendment was authorized by the Board of Directors of the Company followed by the vote of a majority of all of the outstanding shares entitled to vote.



     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the
statements made herein are true under penalties of perjury, this      day of
June, 1996.



                              John I. Jellinek, President


                              Gary S. Mostow, Secretary

                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                              SOFTNET SYSTEMS, INC.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                    * * * * *


     WE, THE UNDERSIGNED, John I. Jellinek and Eleanor Ault, being respectively the President and the Assistant Secretary of SoftNet Systems, Inc. hereby certify:

     Article 1. The name of the corporation is SoftNet Systems, Inc., originally known as Tensor Electric Development Co., Inc.

     Article 2. The certificate of incorporation of said corporation was filed by the Department of State on the 12th day of December, 1956.

     Article 3.
          (a) The certificate of incorporation is amended to designate the preferred stock terms and preferences.

          (b) To effect the foregoing, Article Third relating to the said corporation's stock is amended to add the following:

     The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series A Preferred Stock or the holders thereof, are as follows:

          1. DEFINITIONS: For purposes of this Designation, the following definitions shall apply:

               "Board: shall mean the Board of Directors of the Company.

               "Closing Price" per share of Common Stock on any date shall mean
          (i) the last sale price on such day on the principal stock exchange on which the Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is in the business of reporting such prices as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the holders of Preferred Stock and the Company or, if they cannot agree upon such selection, be selected by two such members of the NASD, one of which shall be selected by such holders and one of which shall be selected by the Company or, if two such members cannot agree on the Closing Price, the average of the Closing Prices furnished by two such members.

          "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

          "Company" shall mean Softnet Systems, Inc.

          "Original Issue Date" shall mean the date of the original issuance of shares of Preferred Stock.

          "Preferred Stock" shall refer to shares of Series A Preferred Stock, par value $.10 per share of the Company.

          "Redemption Date" shall mean the date on which any shares of Preferred Stock are redeemed by the Company.

          "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          2. DESIGNATION; NUMBER OF SHARES. The designation of the Preferred Stock authorized by this resolution shall be "Series A Preferred Stock" and the number of shares of Preferred Stock authorized hereby shall be 1,500,000 shares.

          3. DIVIDENDS. The holders of Preferred Stock shall be entitled to receive dividends, when and as declared by the Board, at the same rate per share as the holders of Common Stock.

          4.  LIQUIDATION RIGHTS OF PREFERRED STOCK.

          (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are represented by capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any share of any other class or series of the Company's Preferred Stock ranking junior to the Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company, an amount equal to $8.00 per share.

          (b) If, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Preferred Stock, based on the full preferential amounts for the number of shares of Preferred Stock held by each holder.

          (c) A consolidation or merger of the Company with or into any other corporation or corporations in which the stockholders of the Company receive solely capital stock of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), except for cash in lieu of fractional shares, shall not be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this paragraph 4.

          5.  REDEMPTION OF PREFERRED STOCK:

          (a)  The Company shall, at a redemption price equal to the greater of
     (1) the number of shares of Preferred Stock outstanding multiplied by the Closing Price per share of Common Stock on the Trading Day immediately prior to the Redemption Date; and (2) $4,000,000 (the "Redemption Price"), redeem from any source of funds legally available therefor, all shares of Preferred Stock outstanding on the fifth anniversary of the Original Issue Date.

          (b) If, at the time of any redemption pursuant to (a) above, the funds of the Company legally available for redemption of Preferred Stock are insufficient to redeem the number of shares required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares requested to be redeemed by the holders thereof. At any time thereafter when additional funds of the Company become legally available for the redemption of Preferred Stock, such funds shall immediately be used to redeem the Preferred Stock which the Company has become obligated to redeem pursuant to this subparagraph, but which it has not redeemed, at the per share value of the Redemption Price plus interest from the Redemption Date at an annual rate equal to 6%.

          6.  VOTING RIGHTS:

          (a) The holders of Preferred Stock, except as otherwise provided hereunder or required under New York law, shall not be entitled to vote.

          (b) So long as any shares of the Preferred Stock shall remain outstanding, the Company will not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least two-thirds of the outstanding shares of Preferred Stock, (1) create any class or series of stock ranking prior to or on a parity with the Preferred Stock either as to dividends or upon liquidation or (2) amend, alter or repeal any of the provisions of the Company's Articles of Incorporation or By-Laws so as to affect adversely the preferences, special rights or powers of the Preferred Stock or (c) liquidate, wind up or dissolve itself other than as a result of its insolvency or bankruptcy.

          7.  CONVERSION:

          (a) From and after the date that the holders of the Common Stock of the Company approve the conversion of Preferred Stock into Common Stock ("Shareholder Approval"), each share of Preferred Stock shall be convertible into one fully paid and nonassessable share of Common Stock, subject to adjustment as hereinafter set forth in subclause (d) below.

          (b) Following the receipt of notice of Shareholder Approval, each holder of shares of Preferred Stock shall surrender the certificate or certificates representing the shares of preferred Stock to be converted, duly endorsed for transfer to the Company, at the principal executive office of the Company. Conversion shall be deemed to have been effected on the date of Shareholder Approval (the "Conversion Date"). As promptly as practicable thereafter, the Company shall issue to or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The conversion of shares of Preferred Stock into shares of Common Stock shall be deemed to be effective and such holder, or the person or persons designated by such holder, shall be deemed to have become a holder of record of the shares of Common Stock issuable upon conversion of such shares of Preferred Stock on the applicable Conversion Date unless the transfer books of the company are closed on such date, in which event such holder shall be deemed to have become a holder of record of the shares of Common Stock issued upon conversion of the shares of Preferred Stock on the next succeeding date on which the transfer books of the Company are open.

          (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of issuing fractional shares of Common Stock upon conversion of shares of Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional shares of Common Stock equal to the fair market value thereof as determined by the Board of Directors of the Company.

          (d) The number of shares of Common Stock into which a share of Preferred Stock shall be convertible as set forth in subclause (a) above, shall be subject to adjustment from time to time as follows:

          (1) In case the Company shall at any time subdivide (e.g. split) its outstanding shares of Common Stock or shall issue a dividend or other distribution payable in shares of Common Stock, the number of shares of Common Stock into which a share of Preferred Stock shall be convertible shall be proportionately increased, effective immediately after the effective date of such subdivision or at the close of business on the record date fixed by the Board of Directors of the Company for such dividend or other distribution, as the case may be;

          (2) In case the Company shall at any time combine (e.g. reverse split) its outstanding shares of Common Stock, the number of shares of Common Stock into which a share of Preferred Stock shall be convertible shall be proportionately decreased, effective immediately after the effective date of such combination; and

          (3) In case the Company shall at any time recapitalize or reclassify its capital stock, or in case of any consolidation or merger of the Company with or into any other person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the capital stock of the Company) or in case of the sale or other disposition of all or substantially all the assets of the Company as an entirety to any other person, then in each such case each outstanding share of Preferred Stock shall after such recapitalization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of capital stock or other securities or assets of the Company or of the entity resulting from such consolidation or surviving such merger or to which such assets shall have been sold or otherwise disposed of to which the holder thereof would have been entitled if immediately prior to such recapitalization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock. The provisions set forth above shall apply to successive recapitalizations, reclassifications, consolidations, mergers, sales or other dispositions.

          (e) All shares of Common Stock issued upon conversion of shares of Preferred Stock shall, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

          8. NOTICES. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its office located at One Overlook Point, Lincolnshire, IL 60069 or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Preferred Stock at their addresses appearing on the books of the Company.

     Article 4. The amendment was authorized by the Unanimous Written Consent of the Board of Directors.

     IN WITNESS WHEREOF, we have signed this certificate on the 28th day of October, 1994 and we affirm the statements contained therein as true under penalties of perjury.

                              /s/ John I. Jellinek
                                   John I. Jellinek, President

                              /s/ Eleanor Ault
                                   Eleanor Ault,
                                   Assistant Secretary



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              THE VADER GROUP INC.

                Under Section 805 of the Business Corporation Law

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned Peter Harvey, President, and Alfred Ziegler, Secretary, hereby certify:

     FIRST: The name of the corporation is The Vader Group Inc., originally known as Tensor Electric Development Co. Inc.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State, Albany, New York on the 12th day of December, 1956.

     THIRD: The amendments to the Certificate of Incorporation effected by this Certificate are as follows:

          Article FIRST of the Certificate of Incorporation is hereby amended to change the name of the Corporation as follows:

               "FIRST:  The name of the Corporation is SoftNet Systems, Inc."

          Article THIRD of the Certificate of Incorporation is hereby amended to increase the number of authorized common shares and preferred shares and to reduce the par value thereof by changing the first sentence of Article THIRD to read as follows:

               "THIRD: The aggregate number of shares which the Corporation shall have authority to issue is 14,000,000 shares, of which 10,000,000 shares shall be common stock, par value $.01 per share and 4,000,000 shares shall be Preferred Stock, par value $.10 par share."

          Article SEVENTH of the Certificate of Incorporation is hereby amended to eliminate the nine-man classified Board of Directors by changing Article SEVENTH (a) to read as follows and by deleting Article SEVENTH (b):

               "SEVENTH: (a) The Board of Directors shall from to time determine the number of directors constituting the entire Board of Directors of the Corporation, provided, however, that in no event shall the number of directors constituting the entire Board of Directors be less than five directors."

     FOURTH: That as a result of the amendment to Article THIRD, each of the 2,329,950 outstanding shares of Common Stock, par value $.10 per share, shall be exchanged for an outstanding share of Common Stock, par value $.01 per share, on a one-to-one ratio of exchange; each of the 3,670,050 unissued shares of Common Stock, par value $.10 per share, shall be changed into unissued shares of Common Stock, par value $.01 per share, on a 2.0899034 to one basis, the result being 7,670,050 unissued shares at par value .01 and each of the 2,000,000 unissued shares of Preferred Stock, par value $1.00 per share, shall be changed into unissued shares of Preferred Stock, par value $.10 per share on a two to one basis; and $.09 per share of the stated capital per outstanding share of Common Stock, or an aggregate of $209,695.50, shall be transferred from stated capital to a capital surplus account.

     FIFTH: That the foregoing amendments to the Certificate of Incorporation were authorized by a vote of the Board of Directors followed by a vote of in excess of two-thirds of all outstanding shares entitled to vote on amendments to the Certificate of Incorporation at a meeting of shareholders.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under penalties of perjury, this 29th day of June 1993.

                              /s/ Peter Harvey
                              PETER HARVEY, President


                              /s/ Alfred Ziegler
                              ALFRED ZIEGLER, Secretary



                              CERTIFICATE OF CHANGE

                              THE VADER GROUP INC.
              (Under Section 805-A of the Business Corporation Law)

     FIRST:  The name of the corporation (the "corporation") THE VADER GROUP
INC.

               The name under which this corporation was formed is

                      TENSOR ELECTRIC DEVELOPMENT CO. INC.

     SECOND: The certificate of incorporation of the corporation was filed by the Department of state on 12-12-56.

     THIRD: The certificate of incorporation of the corporation is hereby changed, so as to change the post office address to which the Secretary of State of the State of New York shall mail copy of process against the corpration served upon him and to change the address of the registered agent; and to accomplish said changes, the statements in the certificate of incorporation relating to said post office address and the designation of registered agent are hereby stricken and the following statements are subsitituted in lieu thereof:

     "The post office address within the State of New York to which the Secretary of State of New York shall mail a copy of any process against the corporation served upon him is c/o United States Corporation Company, 15 Columbus Circle, New York, New York 10023-7773.

     "The name and the address of the registered agent of the corporation are United States Corporation Company, 15 Columbus Circle, New York, New York 10023-7773. Said registered agent is to be the agent upon which process against the corporation may be served."

     FOURTH: A notice of the proposed changes was mailed by the undersigned to the corporation not less than 30 days prior to the date of the delivery of this certificate to the Department of State and the corporation has not objected thereto. The person signing this certificate is the agent of the corporation to whose address the Secretary of the State of New York is required to mail copies of process and the registered agent of the corporation.



     IN WITNESS WHEREOF, we have subscribed this document on the date hereinafter set forth and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated:  11/13/1990


                              UNITED STATES CORPORATION COMPANY


                              /s/ Alan E. Spiewak
                              Alan E. Spiewak, Vice President


                              /s/ Richard L. Kushay
                              Richard L. Kushay, Asst. Secretary



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               TENSOR CORPORATION
                            Under Section 807 of the
                            Business Corporation Law


     Pursuant to Section 807 of the Business Corporation Law, the undersigned hereby certify:

     FIRST: That the name of the corporation is TENSOR CORPORATION, formerly known as TENSOR ELECTRIC DEVELOPMENT CO., INC.

     SECOND: That the Certificate of Incorporation of the corporation was filed by the Department of State, Albany, New York on the 12th day of December, 1956.

     THIRD: That the changes in the Certificate of Incorporation effected by this Certificate are as follows:

     (a) To change the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him, so that such address shall hereafter be United States Corporation Company, 70 Pine Street, New York, New York 10270;

     (b) To omit Articles Eighth and Ninth in accordance with Section 807(c). Article Eighth states the names and post office addresses of the directors until the first annual meeting of the stockholders and Article Ninth states the names, shares and post office addresses of each subscriber to the Certificate of Incorporation.

     (c) To designate United States Corporation Company, 70 Pine Street, New York, New York 10270 as the registered Agent of the Corporation upon whom process against it may be served.

     FOURTH: That the text of the Certificate of Incorporation of said TENSOR CORPORATION, is hereby restated and changed to read in full as follows:

          "FIRST:  The name of the corporation is TENSOR CORPORATION.

          SECOND: The purposes for which the proposed corporation is formed is as follows:

          (a) To do electronic and electrical work of every kind and description, including the business of electricians, electrical and electronic and mechanical manufacturers and dealers, either as principals or agents. To manufacture, install, repair, buy, sell, import, export, trade and deal in machinery and appliances for the generation, transmission and utilization of electricity, direct and alternating current machinery, gauges, motors, generators, dynamos, transformers, storage and other batteries, armatures, controllers, distributors, magnetos, switches and switchboards, vibrators, elevators, engines, pumps, fans, lamps, and flash lights, carbon brushes, fuses, insulators and insulating materials, bells annunciators, burglar alarms, electric cutting and welding machines and electrical tools, machinery, devices, apparatus, appliances, equipment and accessories of every description;

          (b) To purchase, construct, own, maintain, improve, sell, lease, mortgage, convey, and in all ways use and operate and make any lawful contracts pertaining to factories, buildings, machinery, equipment, works and facilities generally for the manufacturing, selling, working, preparing, treating, handling and dealing in electronic, electrical and mechanical products and in all kinds of materials, goods, wares and merchandise;

          (c) To acquire and take over as a going concern and to carry on the business of any person, firm, association or corporation engaged in any business which this corporation is authorized to carry on, and in connection therewith to acquire the goodwill and all or any part of the assets and to assume or otherwise provide for all or any of the liabilities of the owner or owners of any such business.

          (d) To purchase or acquire real estate and leaseholds or any interest therein in addition to such as may be necessary for the purposes hereinbefore expressed and to own, hold, or improve, sell and deal in the same;

          (e) To purchase or otherwise acquire real and personal property of any and all kinds that may be lawfully acquired, and held by a business corporation, and in particular lands, leaseholds, shares of stock, mortgages, bonds and other securities, merchandise, book debts and claims, copyrights, trademarks, tradenames, brands, labels, patents and patent rights, licenses and concessions and any interest in real and personal property;

          (f) To make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds and other obligations from time to time for the purchase of property or for any purpose in or about the business of the company, and to secure the payment of any such obligations by mortgage, pledge, deed of trust or otherwise;

          (g) The business or purpose of the company is from time to time to do any one or more of the acts and things herein set forth and it may conduct such business in all of its branches or any part thereof outside of the State of New York and in any other states and territories and the dependencies of the United States and in foreign countries;

          (h) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or associated with other corporations, firms or individuals and to do any other act or acts, thing or things, incidental or pertaining to, or growing out of, or connected with the aforesaid business or powers, or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

     The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

          THIRD: The aggregate number of shares which the corporation shall have authority to issue is 2,000,000 shares of the par value of $.10 each.

          FOURTH: The capital of the corporation shall be at least equal to the sum of the aggregate par value of all the issued shares having par value, plus the aggregate amount of consideration received by the corporation for the issuance of shares without par value, plus such amounts, as from time to time, by resolution of the Board of Directors, may be transferred thereto.

          FIFTH:    The office of the corporation is to be located in County of
Kings, State of New York.

                    The Secretary of State is designated as the Agent of the Corporation upon whom process against the Corporation may be served and the address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon it pursuant to law is c/o United States Corporation Company, 70 Pine Street, New York, New York 10270.

          SIXTH:  The duration of the corporation shall be perpetual:

          SEVENTH: (a) The number of directors of the corporation shall be nine directors who shall be divided into three classes of three directors each, designated as Class A, Class B, and Class C.

                    (b) The term of office of the initial Class A directors shall expire at the next annual meeting of shareholders. The term of office of the initial Class B directors shall expire at the second succeeding annual meeting and the term of office of the initial Class C directors shall expire at the third succeeding annual meeting. At each annual meeting after the initial classification of directors, directors to replace those whose terms expired at such annual meeting, shall be elected to hold office until the third succeeding annual meeting.

                    (c) In all elections of directors, each shareholder shall be entitled to as many votes as shall equal the number of shares held by him, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit, which right, when exercised, shall be termed 'cumulative voting.'

                    (d) No director may be removed from office prior to the expiration of this term except for cause by the vote of the shareholders as required by Section 706 of the Business Corporation Law.

          EIGHTH:  (omitted)

          NINTH:  (omitted)

          TENTH: The United States Corporation Company, 70 Pine Street, New York, New York 10270 is designated as the agent of the corporation upon whom process in any action or proceeding against the corporation may be served.

          ELEVENTH: No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contractor transaction of this corporation, or in which this corporation is interested, and no contract, act or transaction of this corporation with any person or persons, firms or corporations shall be affected or invalidated by the fact that any director or directors of this corporation is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firms or corporations, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or corporation in which he may in anywise be interested.

          TWELFTH: No stockholder of this Corporation shall, because of the ownership of stock, have a pre-emptive or other right to purchase, subscribe for, or take any part of any stock or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of this Corporation issued, optioned, or sold by it. Any part of the capital stock and any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of this Corporation, authorized by this amended certificate may at any time be issued, optioned for sale, and sold or disposed of by this Corporation pursuant to resolution of its board of directors to such persons and upon such terms as may to such board seem proper without first offering such stock or securities or any part thereof to existing stockholders.

     The affirmative vote of holders of not less than two-thirds of the outstanding shares of stock of the corporation shall be required in order to amend, alter, change or repeal the provisions of Article SEVENTH hereof or this Article TWELFTH."

     FIFTH: That the changes in the Certificate of Incorporation and the restatement were authorized by unanimous written consent of the Board of Directors pursuant to Section 708 of the New York Business Corporation Law and the By-laws of TENSOR CORPORATION.



     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under penalties of perjury this 21st day of January, 1986.

                              TENSOR CORPORATION

                              By:  /s/ Peter R. Harvey
                                   Peter R. Harvey,
                                   Chairman of the Board

                                   /s/ Philip E. Ruben
                                   Philip E. Ruben,
                                   Assistant Secretary


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 MAGICSILK, INC.
                     _______________________________________

                Under Section 805 of the Business Corporation Law
                     _______________________________________

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned Hobart Overocker, President and Alfred Ziegler, Secretary, hereby certify:

     FIRST: The name of the corporation is Magicsilk, Inc., originally known as TENSOR ELECTRIC DEVELOPMENT CO. INC.

     SECOND: That the Certificate of Incorporation of the corporation was filed with the Department of State, Albany, New York on the 12th day of December, 1956.

     THIRD: The amendment to the Certificate of Incorporation effected by this Certificate are as follows:

               Paragraph First of the              Certificate of Incorporation
               is hereby amended to change the name of the Corporation as follows:

                    First:  That the name of the corporation is:

                              The Vader Group Inc.

     FOURTH: That the amendment to the Certificate of Incorporation was authorized by a vote of the Board of Directors followed by a vote of the holders of a majority of all outstanding shares entitled to vote on amendments to the Certificate of Incorporation at a meeting of shareholders.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 11th day of April, 1988.


                              By:  /s/ H.L. Overocker
                                   Hobart Overocker, President


                              By:  /s/ Alfred Ziegler
                                   Alfred Ziegler, Secretary

STATE OF NEW YORK   )
                    )    ss.:
COUNTY OF NEW YORK  )



          Hobart Overocker, being duly sworn, deposes and says that he is the President of Magicsilk, Inc., the corporation mentioned and described in the foregoing instrument; that he has read and signed the same and that the statements contained therein are true.


                              /s/ H.L. Overocker
                                   Hobart Overocker, President



Sworn to before me this
11th day of April, 1988:



/s/ Velma L. O'Loughlin
     Notary Public

My commission expires:

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               TENSOR CORPORATION
                     _______________________________________

                Under Section 805 of the Business Corporation Law
                     _______________________________________


     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned Hobart Overocker, President and Alfred Ziegler, Secretary, hereby certify:

          FIRST: The name of the corporation is TENSOR CORPORATION, formerly known as TENSOR ELECTRIC DEVELOPMENT CO., INC.

          SECOND: That the Certificate of Incorporation of the corporation was filed with the Department of State, Albany, New York on the 12th day of December, 1956.

          THIRD: That the amendments to the Certificate of Incorporation effected by this Certificate are as follows:

               Paragraph First of the Restated Certificate of Incorporation is hereby amended to change the name of the Corporation as follows:

                    First:  That the name of the corporation is MAGICSILK, INC.

               Paragraph Second of the Restated Certificate of Incorporation is hereby amended to change the purpose for which the corporation was formed as follows:

                    Second:  The corporation is formed to engage in any lawful act or activity for which Corporations may be organized under the Business Corporation Law of the State of New York, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state, official, department, board, agency or other body.

               Paragraph Third of the Restated Certificate of Incorporation is hereby amended to increase the number of authorized common shares and authorize a preferred stock as follows:

                    "Third:  The aggregate number of shares which the
               corporation shall have authority to issue is 8,000,000 shares, of which 6,000,000 shares shall be common stock, par value $.10 per share, and 2,000,000 shares of Preferred Stock, par value $1.00 per share. The Board of Directors shall have authority to authorize the issuance, from time to time without any vote or other action by the shareholders, of any or all shares of stock of the corporation of any class at any time authorized. The Preferred Stock may be issued from time to time in one or more series. The number of shares included in any or all series of any classes of preferred stock and the designations, relative rights, preferences and limitations shall be determined by the Board of Directors. The Board of Directors shall thereafter implement the authority to issue shares of the Preferred Stock by amendment to the Certificate of Incorporation pursuant to Section 502(d) of the Business Corporation Law of the State of New York.

          Fourth: That the amendments to the Certificate of Incorporation were authorized by a vote of the Board of Directors followed by a vote of the holders of a majority of all outstanding shares entitled to vote on amendments to the Certificate of Incorporation at a meeting of shareholders.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 6th day of May, 1986.

                              TENSOR CORPORATION

                              /s/ H.L. Overocker
                                   Hobart Overocker, President

                              /s/ Alfred Ziegler
                                   Alfred Ziegler, Secretary





STATE OF NEW JERSEY )
                    )    ss:
COUNTY OF           )


          Hobart Overocker, being duly sworn, deposes and says that he is the President of Tensor Corporation, the corporation mentioned and described in the foregoing instruments; that he has read and signed the same and that the statements contained therein are true.

                              By:  /s/ H.L. Overocker
                                        Hobart Overocker,
                                        President

Sworn to before me this 6th day of May, 1986.

/s/ Michael E. Loeb
     Notary Public